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                                                                    EXHIBIT 10.1


                    EXECUTIVE EMPLOYMENT SEVERANCE AGREEMENT




         THIS EXECUTIVE EMPLOYMENT SEVERANCE AGREEMENT (this "Severance Agreement") dated as of April 3, 2000 by and between Coho Energy, Inc., a Texas Corporation (the "Company"), and Jeffrey Clarke (the "Executive").


                                  WITNESSETH:

         WHEREAS, the Executive has been providing services to the Company and the Company has been compensating the Executive in accordance with an Employment Agreement dated as of November 11, 1994, as amended (the "Employment Agreement");

         WHEREAS, the Company is a debtor-in-possession, in a bankruptcy case styled "In re Coho Energy, Inc., et al.," pending before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Case");

         WHEREAS, the Company has filed a Plan of Reorganization (the "Plan");

         WHEREAS, the Employment Agreement provides that if the Executive is terminated he would be entitled to benefits totalling in excess of $1.6 million;

         WHEREAS, the Company and the Executive wish to compromise and settle the entitlements of the Executive under the Employment Agreement by entering into this Severance Agreement;

         WHEREAS, the Employment Agreement is being modified and restated pursuant to this Severance Agreement which will be approved as an integral part of the Plan; and

         WHEREAS, the Company desires to enter into this Severance Agreement since it is imperative that the Company be able to receive and rely upon the Executive's advice, if requested, as to the best interest of the Company;

         NOW, THEREFORE, to assure that the Company will have the continued dedication of the Executive and availability of Executive's advice and counsel, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

         1. Employment and Term of Employment. Subject to the terms and conditions of this Severance Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company in the role of consultant, for up to two (2) days per week for a period of three (3) months following the Effective Date (as that term is defined in the Plan)("Term of Employment"). Executive shall cooperate with and make himself reasonably available to consult with and to support the Company's prosecution of the HM4 lawsuit until such time as the HM4 lawsuit is fully litigated either through final non-appealable judgement or settlement.
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         2. Scope of Employment. During the term of Employment, the Executive agrees to provide consulting services reasonably requested by the Company's Board of Directors.

         3. Compensation. In consideration of the consulting services to be provided by the Executive and the compromise of the Employment Agreement, the Executive shall receive cash payment in the following amounts:

                  (i) $600,000 (representing two times his previous annual salary of $300,000 per annum)

                  (ii) $125,000 (representing payment of the average aggregate bonus received by Executive during his previous four years of employment with the Company); and

                  (iii) $150,000 (representing one-half of his previous annual salary, hereinafter referred to as the "Stay Bonus"). (This shall not be a duplication of the amount referenced in the Disclosure Statement.)

The Stay Bonus shall be paid as follows: thirty-three percent (33%) shall be paid on the first business day following the Effective Date (as defined in the Plan); with remaining sixty-seven percent (67%) being paid on the two hundred seventieth (270th) day following the Effective Date. The balance of the cash payments shall be paid as follows: $362,500 on the Effective Date, and $362,500 on the two hundred seventieth (270th) day following the Effective Date.

         4. Additional Compensation and Benefits. As additional compensation for the Executive's services under this Severance Agreement, the Executive's covenant regarding confidentiality in Section 5 hereof and non-competition in
Section 7 hereof, the Company agrees to provide the Executive with the following non-cash benefits:

                  (i) payment of two years of medical, life insurance and disability payments, the cost of which is estimated as follows:

                           (a)      annual life insurance premiums ($18,200);

                           (b)      annual disability insurance premiums
                                    ($14,456); and

                           (c)      annual medical cost (COBRA)(in the
                                    approximate of $10,918).

                  (ii) Executive shall be released by the Company for any claims the Company may have in connection with the sole stock purchase loan previously made to the Executive.

                  (iii) the Company shall forgive the interest-free housing loan from the Company to the Executive in the amount of $205,000 in return for the Executive's continued cooperation with the HM4 lawsuit as set forth in Paragraph 1



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                above. Such forgiveness shall occur on the date the HM4 lawsuit is fully litigated either through final non-appealable judgement or settled.

          (iv) the Company shall provide tail directors and officers insurance as set forth in the plan of reorganization.

          (v) in addition to the benefits afforded Executive pursuant to the plan, Company's By-Laws and other constituent documents, the Company agrees that it will not assign to any other person or entity any claims that the Company may have against Executive, if any.

     5. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all maps, data, reports, including results of exploration, drilling, drill cores, cuttings and other samples, and other information relating to the business of the Company (such information being collectively referred to herein as the "Confidential Information"). During the term of the Employment and after termination of the Executive's employment hereunder, the Executive agrees:

          (i) to take all such precautions as may be reasonably necessary to prevent the disclosure to any third party of any of the Confidential Information;

          (ii) not to use for the Executive's own benefit any of the Confidential Information; and

          (iii) not to aid any other person or entity in the use of the Confidential Information in competition with the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known to the public in general. The Executive further agrees that upon termination of his employment for any reason, he shall surrender to the Company all Confidential Information, and any copies thereof, produced by him or coming into his possession and agrees that all such materials, and copies thereof, are at all times the property of the Company. The Executive further agrees that he shall not otherwise knowingly act or conduct himself (i) to the material detriment of the Company, its subsidiaries or affiliates, or
                (ii) in a manner which is inimical or contrary to the interests thereof.

     6. Definitions; Remedies. For purposes of this Section 6, the Company shall be defined as the Company and its affiliated companies including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company from




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pursuing any other remedies available to it at law or in equity. Except as specifically set forth herein, the parties agree that the provisions of this
Section 6 shall survive the earlier termination of the Executive's employment with the Company, as the continuation of this covenant is necessary for the protection of the Company.

     7.   Noncompetition

         (a) Noncompetition Activities. The Executive acknowledges that the nature of the employment under this Agreement is such as will bring the Executive in personal contact with patrons or customers of the Company and will enable him to acquire valuable information as to the nature and character of the business of the Company, thereby enabling him, by engaging in a competing business in his own behalf, or for another, to take advantage of such knowledge and thereby gain an unfair advantage. Accordingly, the Executive covenants and agrees that he will not, without the prior written consent of the Company during the Term of Employment and for the period of one (1) year thereafter, engage directly or indirectly for himself, or as an agent, representative, officer, director or employee of others, in the exploration for hydrocarbons in areas covered by plays or prospects on which the Executive worked or of which the Executive had knowledge at the time of the cessation of the Executive's employment hereunder.

         (b) Scope. In the event that the provisions of this Section 7 should ever be deemed to exceed the time, geographic or actively related limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or activity related limitations permitted by applicable law. In the event of a breach or threatened breach by Executive of the provisions of this Section 7, the Company shall be entitled to an injunction restraining the Executive from violating such provisions without the necessity of posting a bond therefor. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it at law or in equity. Except as specifically set forth herein, the parties agree that this Section 7 shall remain in effect for its full term notwithstanding the earlier termination of the Executive's employment with the Company, as the continuation of his covenant is necessary for the protection of the Company. For purposes of this
Section 7, the Company shall be defined as the Company and its affiliated companies including (without limitation) its successors and assigns and its subsidiaries and each of their respective successors and assigns.

     8. Expenses. In the event any litigation is initiated after the date of this Severance Agreement with respect to this Severance Agreement or its subject matter, any prevailing party as determined by a court of competent jurisdiction shall be entitled to recover such party's reasonable attorney's fees from and against any non-prevailing party.

     9. Governing Law. This Severance Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas. Venue and jurisdiction of any action relating to this Agreement shall lie in Dallas County, Texas.




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     10.  Notice. Any notice, payment, demand or communication required or permitted to be given by this Severance Agreement shall be deemed to have sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as shall have been furnished in writing by such party for whom the communication is intended. Any such notice shall be deemed to be given on the date so delivered.

     11. Severability. In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

     12. Entire Agreement. Other than the Release of even date herewith by and between Executive and the Company, Coho Resources, Inc., its employees, officers, agents, subsidiaries, affiliates and all related entities, this Severance Agreement constitutes the sole agreement between the parties with respect to the employment of the Executive by the Company and the terms and conditions of executive's severance, and supersedes any and all other agreements, oral or written, between the parties. This Severance Agreement may not be modified or amended except by a writing signed by the parties.

     13. Waiver. Any waiver or breach of any of the terms of this Severance Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

     14. Assignment. This Severance Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned or pledged. Subject to Section 7(d) hereof, the Company may assign its rights under this Agreement to (i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under the common control with, or is controlled by the Company.

     15. Successors. This Severance Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     16. Section Headings. The section headings in this Severance Agreement have been inserted for convenience and shall not be used for interpretative purposes or to otherwise construe this Agreement.




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     IN WITNESS WHEREOF, the parties hereto have executed this Severance
Agreement as of the date first written above and intend that this Severance Agreement have the effect of a sealed instrument.

                                                  COHO ENERGY, INC., Debtor and
14785 Preston Road, Suite 860                     Debtor-in-Possession
Dallas, Texas 75240


                                                  By:   /s/ MICHAEL Y. McGOVERN
                                                     --------------------------

                                                  Name: MICHAEL Y. McGOVERN
                                                       ------------------------

                                                  Title:      PRESIDENT
                                                        -----------------------

                                                      /s/   JEFFREY CLARKE
                                                  -----------------------------
                                                  JEFFREY CLARKE